Exhibit 5

Half-Year Financial Report

Condensed Interim Financial Statements

as at 30 June 2024

(Unaudited)

www.coebank.org

TABLE OF CONTENTS

Overview	2
FINANCIAL STATEMENTS	3
About the CEB	4
Sectors of action	4
Balance sheet	5
Income statement	6
Statement of comprehensive income	7
Statement of changes in equity	7
Statement of cash flows	8
NOTES TO THE FINANCIAL STATEMENTS	9
NOTE A - Summary of accounting methods applied by the Bank	9
NOTE B - CEB’s Risk Appetite Framework	10
NOTE C - Financial assets and liabilities	12
NOTE D - Financial assets at fair value through equity and at amortised cost	13
NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue	15
NOTE F - Capital	16
NOTE G - Interest margin	17

CEB – Condensed Interim Financial Statements as at 30 June 2024	1

Overview

The loan activity of the Council of Europe Development Bank (CEB, or the Bank) kept up a sustained pace in the first half-year of 2024, in line with its guidelines, as defined in the Strategic Framework 2023-2027. Furthermore, following Ukraine’s accession to the CEB as its 43rd member state in June 2023, the Bank has already approved two projects in the country and expects to start disbursements in Ukraine in the third quarter of 2024, as per the amounts outlined in the Strategic Framework 2023-2027.

Income Statement

The Bank’s net profit reached €67.1 million as at 30 June 2024, rising by 22.9% compared to the first half of 2023. Core earnings, which represents net profit excluding financial instruments valuations and cost of risk, reached €63.4 million as at 30 June 2024, a 16.9% increase compared to the first half of 2023, thus entering a positive trend. The main driver of this trend was the Bank’s positive development of €11.5 million in its interest margin, which was the result of higher income from securities at amortised cost and the active management of liquidity, as well as interest rate positions.

The two elements besides core earnings (financial instruments valuations and cost of risk), presented a positive development in the first half of 2024, as compared to their volatile but offsetting development in the first half of 2023.

The financial instruments valuation remained volatile and showed a positive impact in the income statement as at 30 June 2024 (€3.6 million), compared to a negative contribution in the same period of 2023 (-€4.5 million). This was mainly the result of an increase in euro rates on medium-term tenors (40 to 50 bps on tenors of 2 to 10 years) and a slight widening of the 3M vs 6M tenor basis spread in euro. As for the cost of risk, the Bank recorded a positive impact at the end of June 2024 (€0.1 million) and at the end of June 2023 (€4.9 million), showing a decrease in the provisioning for credit risk required by International Financial Reporting Standards (IFRS), owing to the improvement in default probabilities and macroeconomic scenarios. The CEB did not record any non-performing loans or default of its counterparties.

General operating expenses in the first half of 2024 increased by 7.2% compared to the same period in 2023, mainly due to the increase in the actuarial service costs on pension obligations stemming from actuarial rate developments, as well as the increase in budgetary expenses, which were within the budget framework and in line with the Bank’s activity. Finally, the adjusted cost-to-income ratio improved, reaching 31.9% at the end of June 2024, compared to 33.9% at the end of June 2023, owing to the positive trend in interest margin outpacing the moderate increase in General operating expenses.

Balance sheet

The total balance sheet reached €38.9 billion at the end of June 2024, representing an increase of 13.1% compared to 31 December 2023 (€34.4 billion). The main driver was the standard intra-year cyclical activity in financing which occurs at the beginning of the year. The expansion translates into an increase in liquid assets on the asset side of the balance sheet, funded by increased borrowings on the liability side.

Outstanding loans increased by 2.3% compared to the end of 2023 and by 10.9% compared to June 2023, reflecting the sustained activity observed over the one-year period.

Derivative valuation, reflecting the positive fair value on the asset side, reached €2.0 billion as at 30 June 2024, decreasing from €2.1 billion as at 31 December 2023. Meanwhile, the negative fair value of derivatives recorded on the liability side amounted to €2.1 billion as at 30 June 2024, stable compared to the end of 2023.

Equity reached €4 540.8 million as at 30 June 2024 (31 December 2023: €3 519.1 million), increasing by 29.0%, mainly due to called capital (€1.0 billion) related to the Bank’s capital increase, to the net profit from the first half of 2024 (€67.1 million), taking into account 2023’s net profit appropriation to the Social Dividend Account (-€15.0 million) and to the Ukraine Solidarity Fund (-€5.0 million) and to the negative impact of gains or losses recognised directly in equity (-€28.7 million).

CEB – Condensed Interim Financial Statements as at 30 June 2024	2

As at 30 June 2024, the Bank’s new projects approved and loans disbursed amounted to €2.7 billion and €1.4 billion, respectively. At the same date, the stock of approved projects awaiting financing amounted to €10.3 billion (31 December 2023: €9.3 billion), of which 50.8% were for CEB Target Group Countries in Central, Eastern and South-Eastern Europe.

Outstanding nominal loans reached €22.0 billion as of 30 June 2024, compared to €21.5 billion at the end of 2023. Including accrued interest and value adjustments related to hedging, the loans at fair value in the balance sheet amounted to €21.0 billion (31 December 2023: €20.6 billion).

The outstanding nominal amount of debt securities in issue including bonds and short-term borrowings (Euro Commercial Paper), amounted to €32.7 billion as of 30 June 2024 (31 December 2023: €28.9 billion). During the first half of 2024, the Bank issued new bonds with a principal amount of €6.0 billion. Including accrued interest and IFRS valuation adjustments related to issued hedged bonds, the outstanding amount of these bonds, which support the Bank’s operations, amounted to €29.9 billion as at 30 June 2024, compared to €27.9 billion at the end of December 2023.

All Risk-Appetite ratios remained within the approved limits throughout the period.

Key half-year figures 2024

In million euro
	30/06/2024	30/06/2023	31/12/2023
Projects approved	2 696	2 230	4 106
Stock of projects	10 274	10 388	9 251
Loans disbursed	1 446	935	3 715
Loans outstanding	22 030	19 870	21 530
Bonds issued	6 045	5 255	6 913
Debt securities in issue	32 750	30 594	28 865
Net profit	67	55	109
Equity	4 541	3 459	3 519
Own funds	12 045	8 414	8 474
Total assets	38 921	35 699	34 418

CEB – Condensed Interim Financial Statements as at 30 June 2024	3

FINANCIAL STATEMENTS

About the CEB

The Council of Europe Development Bank (CEB) is a multilateral development bank with an exclusively social mandate from its 43-member states. The CEB finances investment in social sectors, including education, health and affordable housing, with a focus on the needs of vulnerable people. Borrowers include governments, local and regional authorities, public and private banks, non-profit organisations and others. As a multilateral bank with a triple-A credit rating, the CEB funds itself on the international capital markets. It approves projects according to strict social, environmental and governance criteria, and provides technical assistance. In addition, the CEB receives funds from donors to complement its activities.

The CEB was originally established as a resettlement fund in 1956 by eight of the 15-member states that made up the Council of Europe at the time. The CEB is Europe’s oldest multilateral development bank and is a legally and financially separate entity from the Council of Europe.

For more about the CEB, visit

coebank.org/en/about

Sectors of action

The CEB contributes to the implementation of socially-oriented investment projects in favour of social cohesion, with a particular focus on vulnerable people. In line with Administrative Council Resolution 1646 (2022), the CEB's new Strategic Framework 2023-2027 updates the Bank's action lines to:

•	Investing in People and Enhancing Human Capital

•	Promoting Inclusive and Resilient Living Environments

•	Supporting Jobs and Economic and Financial Inclusion

These action lines reflect the CEB's operational context and the current and projected needs of its member countries.

Each of the CEB's areas of intervention is derived from its stated lines of action and is defined by clear and detailed eligibility criteria. The areas of intervention of the CEB as of 1 January 2024 are: Health and social care (*); Education and vocational training (*); Administrative and judicial infrastructure; Protection and rehabilitation of the historic and cultural heritage; Social and affordable housing (*); Urban, rural and regional development (*); Natural or ecological disasters; Protection of the environment; MSME financing (*) and Microfinance (*).

While maintaining its commitment to all its core areas of activity, the CEB has identified a number of "focus sectors" in order to improve the selectivity of its projects and to deploy its resources where they can make the greatest contribution to the pursuit of the CEB’s overarching objectives. Although not listed as separate sectors, the CEB also identifies three cross-cutting themes that interact with its core areas of activity, namely: (i) climate action, (ii) gender equality, and (iii) digitalisation.

(*) Indicates a “focus sector”

CEB – Condensed Interim Financial Statements as at 30 June 2024	4

Balance sheet

As at 30 June 2024 (unaudited) and as at 31 December 2023 (audited)

In thousand euro
	Notes	30/06/2024	31/12/2023
Assets
Cash in hand, balances with central banks		1 161 934	1 034 117
Financial instruments at fair value through profit or loss		309 887	227 801
Hedging derivative financial instruments		1 654 553	1 832 305
Financial assets at fair value through equity	D	3 106 982	2 908 530
Financial assets at amortised cost	D
Loans		20 977 538	20 577 014
Advances		8 017 073	5 377 571
Debt securities		2 287 971	1 796 929
Tangible and intangible assets		59 213	56 843
Other assets		1 345 859	607 314
Total assets		38 921 010	34 418 424
Liabilities and equity
Liabilities
Financial instruments at fair value through profit or loss		208 142	349 156
Hedging derivative financial instruments		1 930 659	1 762 881
Financial liabilities at amortised cost	E
Amounts owed to credit institutions and to customers		60 125	45 690
Debt securities in issue		31 391 917	27 893 606
Other liabilities		429 415	508 830
Social Dividend Account		50 278	35 747
Provisions		309 649	303 396
Total liabilities		34 380 185	30 899 306
Equity
Capital	F
Subscribed		9 132 223	5 579 046
Uncalled		(7 504 531)	(4 954 771)
Called		1 627 692	624 275
General reserve		2 875 299	2 786 051
Net profit		67 072	109 248
Total capital, general reserve and net profit		4 570 063	3 519 574
Gains or losses recognised directly in equity		(29 238)	(456)
Total equity		4 540 825	3 519 118

Total liabilities and equity		38 921 010	34 418 424

CEB – Condensed Interim Financial Statements as at 30 June 2024	5

Income statement

For the first half of 2024 (unaudited) and for the first half of 2023 (unaudited)

In thousand euro
	Notes	2024	2023
Interest and similar income		738 176	508 666
Loans and advances at amortised cost		638 633	433 505
Debt securities at amortised cost		31 408	24 914
Financial assets at fair value through equity		68 135	50 247
Interest expenses and similar charges		(644 072)	(426 036)
Debt securities in issue at amortised cost		(628 272)	(410 453)
Amounts owed to credit institutions and to customers at amortised cost		(10 242)	(10 358)
Other interest expenses and similar charges		(5 558)	(5 225)
Interest margin	G	94 104	82 630
Net gains or losses from financial instruments at fair value through profit or loss		3 570	(4 480)
Net gains from financial assets at fair value through equity		30	268
Commissions (income)		155	167
Commissions (expenses)		(1 037)	(1 003)
Net banking income		96 822	77 582
General operating expenses		(26 807)	(24 405)
Depreciation and amortisation charges of tangible and intangible assets		(3 087)	(3 474)
Gross operating income		66 928	49 703
Cost of risk		144	4 890
Net profit		67 072	54 593

CEB – Condensed Interim Financial Statements as at 30 June 2024	6

Statement of comprehensive income

For the first half of 2024 (unaudited) and for the first half of 2023 (unaudited)

In thousand euro
	2024	2023
Net profit	67 072	54 593
Items that may be reclassified to income statement	(28 782)	(9 464)
Changes in value of debt securities at fair value through equity	(12 930)	4 726
Changes in value of hedging derivative financial instruments	(15 852)	(14 190)
Items that will not be reclassified to income statement		(23 300)
Changes in actuarial differences related to the pension scheme		(23 877)
Changes in actuarial differences related to the other post-employment benefits		577
Total other elements of comprehensive income	(28 782)	(32 764)
Comprehensive income	38 290	21 829

Statement of changes in equity

For the first half of 2024 (unaudited) and the first half of 2023 (unaudited)

In thousand euro
	Capital and reserves			Gains or losses recognised directly in equity
				Debt securities	Hedging derivative
	Called	Reserves		at fair value	financial	Actuarial	Equity		Total
	capital	and result	Total	through equity	instruments	differences	instruments	Total	equity
Equity as at 31 December 2022	612 964	2 802 362	3 415 326	9 235	26 521	(9 664)	957	27 049	3 442 375
Capital increase	11 311		11 311						11 311
Reserves		(11 311)	(11 311)						(11 311)
Allocation of 2022 profit		(5 000)	(5 000)						(5 000)
Net profit		54 593	54 593						54 593
Changes in value of assets and liabilities recognised directly in equity				4 726	(14 190)	(23 300)		(32 764)	(32 764)
Equity as at 30 June 2023	624 275	2 840 644	3 464 919	13 961	12 331	(32 964)	957	(5 715)	3 459 204
Net profit		54 655	54 655						54 655
Changes in value of assets and liabilities recognised directly in equity				(8 197)	28 634	(15 178)		5 259	5 259
Equity as at 31 December 2023	624 275	2 895 299	3 519 574	5 764	40 965	(48 142)	957	(456)	3 519 118
Capital increase	1 003 417		1 003 417						1 003 417
Allocation of 2023 profit		(20 000)	(20 000)						(20 000)
Net profit		67 072	67 072						67 072
Changes in value of assets and liabilities recognised directly in equity				(12 930)	(15 852)			(28 782)	(28 782)
Equity as at 30 June 2024	1 627 692	2 942 371	4 570 063	(7 166)	25 113	(48 142)	957	(29 238)	4 540 825

CEB – Condensed Interim Financial Statements as at 30 June 2024	7

Statement of cash flows

For the first half of 2024 (unaudited) and for the first half of 2023 (unaudited)

In thousand euro
	2024	2023
Net profit	67 072	54 594
Depreciation charges of tangible and intangible assets	3 087	3 474
Provisions	(141)	(4 879)
Net loss/net profit from investing operations	(507)	3 750
Change in interest receivable	30 688	(152 549)
Change in interest payable	(33 550)	149 848
Other non-monetary movements	5 058	11 913
Total of non-monetary items included in the result	4 635	11 556
Reimbursements related to operations with credit institutions and customers	2 361 559	1 950 075
Disbursements related to operations with credit institutions and customers	(8 228 065)	(5 029 419)
Reimbursements related to other operations affecting financial assets or liabilities	2 910 703	2 308 605
Disbursements related to other operations affecting financial assets or liabilities	(3 059 638)	(4 049 034)
Cash flows related to operations affecting non-financial assets or liabilities	(33 218)	(11 800)
Net cash flows from assets and liabilities resulting from operating activities	(6 048 659)	(4 831 573)
Total net cash flows from operating activities (a)	(5 976 952)	(4 765 423)
Reimbursements related to securities at amortised cost	90 000	65 000
Disbursements related to securities at amortised cost	(573 668)	(226 165)
Cash flows related to tangible and intangible assets	(5 744)	(1 978)
Total net cash flows from investing operations (b)	(489 412)	(163 143))
Cash flows from or to member states	214 779	8 968
Issuance of debt securities	9 055 761	8 117 343
Redemption of debt securities in issue	(5 439 724)	(3 634 025)
Total net cash flows from financing operations (c)	3 830 816	4 492 286
Effect of changes in foreign exchange rates on cash and cash equivalents (d)	(1 693)	(65 312)
Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)	(2 637 241)	(501 593)
Cash and cash equivalents at 1 January	4 967 031	4 379 623
Cash in hand, balances with central banks	1 034 428	1 150 631
Advances repayable on demand and term deposits with credit institutions	3 932 603	3 228 992
Cash and cash equivalents at 30 June	2 329 790	3 878 031
Cash in hand, balances with central banks	1 162 210	1 149 703
Advances repayable on demand and term deposits with credit institutions	1 167 580	2 728 328
Changes in cash and cash equivalents	(2 637 241)	(501 593)

CEB – Condensed Interim Financial Statements as at 30 June 2024	8

NOTES TO THE FINANCIAL STATEMENTS

NOTE A - Summary of accounting methods applied by the CEB

Accounting reference

The CEB’s separate accounts are prepared in accordance with IFRS as adopted by the European Union (EU).

The CEB’s separate condensed interim financial statements as at 30 June 2024 were prepared in compliance with IAS 34 Interim Financial Reporting and should be read together with the audited financial statements for the year ended 31 December 2023 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect the Bank’s full-year profits.

The half-year financial statements are unaudited.

Applicable accounting standards

The Bank did not implement the new accounting standards, amendments or interpretations adopted by the EU for which implementation was optional as at 30 June 2024.

Interest rate benchmark reform

The Financial Stability Board (FSB) and the International Organization of Securities Commissions (IOSCO) have recommended strengthening interbank offered rate (IBOR) indices and eventually replacing them with risk-free rates (RFRs) based on overnight rates and real transactions.

The Bank has taken actions to implement the interest rate benchmark reform by migrating from the London interbank offered rate (LIBOR) benchmarks to the respective RFRs, in line with market practice.

CEB – Condensed Interim Financial Statements as at 30 June 2024	9

NOTE B - CEB’s Risk Appetite Framework

As an MDB, the CEB is not subject to its member states' regulatory framework, the Basel Committee recommendations or EU directives for banking supervision. Nonetheless, the Bank's policy is to follow the best banking practices while making all necessary adjustments to reflect its MDB status. The CEB also refers to some indicators used by credit rating agencies. To this end, the CEB established a set of ratios and indicators in its Risk Appetite Framework to assess and monitor the risks arising from its activities. The ratios and indicators are organised around five main areas: capital, leverage, liquidity, market risk and credit risk in finance activity.

CEB's Risk Appetite framework	30/06/2024	30/06/2023	31/12/2023	Limit
Capital
Capital Adequacy Ratio	26.7%	28.3%	29.0%	> 10.5%
Gearing Ratio	1.82	2.36	2.54	< 2.5
Leverage
Leverage Ratio	9.4%	9.2%	9.7%	> 7%
Treasury Assets Ratio	3.92	4.16	3.24	< 5
Liquidity
Survival Horizon	23	19	17	> 12 months
Liquidity Coverage Ratio - LCR	949%	547%	378%	> 100%
Net Stable Funding Ratio - NSFR	144%	139%	136%	> 100%
Market Risks
Interest Rate Risk: Sensitivity of Economic
Value of Equity	-11.3%	-10.9%	-11.5%	> -20%
Foreign Exchange Risk: Spot Net Open
position	<€1.0 M	<€1.0 M	<€1.0 M	<€1.0 M
Credit Risk in Finance activity
Minimal internal rating	≥ 7.0	≥ 7.0	≥ 7.0	≥ 7.0

Capital

•	Capital Adequacy Ratio is the Bank's Prudential Equity (Ep)[1] divided by total Risk-Weighted Assets (RWA). The Bank applies the Pillar I Standardised Approach, where RWA are calculated using risk-weight factors according to the counterparty type and the rating (the second-best approach among those indicated by external rating agencies).

The Bank monitors this ratio to ensure it holds sufficient capital to absorb unexpected losses in its operations arising from credit, market and operational risks.

Although the risk appetite framework floor for this ratio is set at 10.5%, the Bank aims at maintaining a ratio above 20% to ensure it maintains first-rank financial fundamentals. Additionally, the Bank targets a sufficient buffer and considers a comfort zone above 25% to achieve a full AAA rating by the major credit rating agencies.

The Capital Adequacy Ratio reached 26.7% at the end of June 2024, down compared to the end of 2023 (29.0%) due to higher RWA arising from the cyclical activity at the beginning of the year related to the funding and finance portfolios.

Finally, credit risk stands for the bulk of capital consumption at 95.3% at end of June 2024, split among credit risk in the loan portfolio (68.2%) and credit risk on finance operations (27.1%).

•	The Gearing Ratio measures the outstanding loans divided by own-funds[2], and thus establishes a volume ceiling to the Bank's loan activity. This ratio is primarily intended to provide a benchmark with other MDBs.

The historical ceiling limit of the Risk Appetite Framework is 2.5. However, in April 2023 the Administrative Council approved a temporary increase in its ceiling from 2.5 to 2.6 until June 2024 or the effectiveness of the capital increase, whichever occurred first. The capital increase became effective in February 2024.

After the Bank had actively managed disbursements to ensure compliance with the ratio in this context of an increase in outstanding loans greater than the generation of internal capital (profits), the effectiveness of the capital increase caused this ratio to fall to 1.82 at the end of June 2024, after peaking at 2.54 at the end of 2023. The maximum possible loan outstanding volume was €30.2 billion at the end of June 2024, compared to €22.0 billion at year-end 2023.

1 Prudential Equity (Ep) includes paid-in capital, reserves, net profit and unrealised gain and losses.

2 CEB’s own funds: subscribed capital, reserves and net profit

CEB – Condensed Interim Financial Statements as at 30 June 2024	10

Leverage

•	The Leverage Ratio is calculated as Prudential Equity divided by the exposure value of all assets and off-balance sheet items. It provides a simple indicator (considering unweighted gross exposures) that complements the Capital Adequacy Ratio, acting as a limit to excessive leverage of the Bank. Both ratios use the same method for calculating derivative exposures (SA-CCR), and the same conversion factor of 50% for risk related off-balance sheet items (financing commitments). The CEB's Risk Appetite Framework floor for this ratio is 7% to ensure first-rank financial fundamentals.

At the end of June 2024, the leverage ratio was 9.4% (9.7% at year-end 2023).

•	The Treasury Asset Ratio compares total financial assets (securities, deposits, repo, nostro, after the impact of hedging swap's fair value) to prudential equity (Ep). The Risk Appetite Framework ceiling is five times Ep, i.e. €18.9 billion at end of June 2024 (€17.6 billion at the end of 2023).

The ratio stood at 3.92 at the end of June 2024, compared to 3.24 at year-end 2023. There is still sufficient leeway to accommodate both securities portfolios and deposits.

Liquidity

•	The survival horizon (SH) is the key metric to manage liquidity risk. It is the period during which the Bank is able to fulfil its payment obligations stemming from ongoing business operations under a severe stress scenario without any access to new funding and by using its available liquid assets. The minimum Risk Appetite Framework level of this indicator is 12 months.

The SH indicator reached 23 months in June 2024 (17 months at year-end 2023).

•	The Liquidity Coverage Ratio (LCR) aims to ensure the Bank holds sufficient high-quality liquid assets (HQLA) to survive a period of significant liquidity stress lasting 30 calendar days.

Its volatility is due to the cyclicality and scale of debt repayments (outflows) backed by interbank loan repayments (inflows) and to the effect of capping inflows at 75% of outflows.

At the end of June 2024, LCR reached 949% (a high level due to exceptionally low debt repayments in July), and its 12-month moving average was 496%. The 4.5 billion HQLA are made up 26% of central banks deposits and 74% of securities.

This comfortable level reflects CEB’s intrinsic characteristic of the absence of collecting deposits and the lack of access to the central bank for refinancing in emergency situations.

•	The Net Stable Funding Ratio (NSFR) compares the Bank's available stable funding (ASF) to its required stable funding (RSF). Weighting factors reflect the differences between the types of positions (mainly Financial vs. non-Financial counterparties and maturity below or beyond one year).

At the end of June 2024, the NSFR reached 144% (compared to 136% in December 2023) and its 12-month moving average was 141%. This "long-term liquidity" ratio benefited from the increase in stable liquidity (debt issuance and capital increase) experienced since June 2023, higher than the funding required for asset increases.

These comfortable levels show a stable financing capacity.

Market Risk

•	The sensitivity of the Economic Value of Equity (EVE) measures the theoretical change in economic value due to interest rate shocks. The EVE is the net present value of expected cash flows of all assets and liabilities, excluding the Bank's equity. The CEB ensures that the impact on its EVE of the most severe interest rate shock prescribed by Basel/EU regulation does not exceed, in absolute value, the limit of 20% of the CEB's prudential equity.

At the end of June 2024, this indicator reached -11.3%, which was well within the limit. The worst shock among the six proposed by the EBA would be a parallel shift upwards of 200 bp.

•	The spot Net Open Position (NOP) measures, per currency, the total assets minus liabilities in a foreign currency, including both on and off-balance sheet positions. The Risk Appetite Framework ceiling is, in absolute value, €1 million at month-end per currency. The limits were respected throughout the first half-year 2024, as in 2023.

Credit Risk in Finance activity

The CEB defines minimum internal ratings at the trade date under which the Bank may enter into transactions with issuers, obligors and counterparties based on the investment maturity (deposits and securities) and the type of counterparty. During the first half-year 2024, all counterparties and transactions met these minimum ratings on the purchase date, as was the case in 2023.

CEB – Condensed Interim Financial Statements as at 30 June 2024	11

NOTE C - Financial assets and liabilities

Financial assets and liabilities are presented in the table below according to their respective accounting valuation rules.

Conditions for loan disbursements are equivalent to those applied by other financial institutions that operate on the supranational bank market. Reflecting its preferred creditor status, the Bank does not sell this type of receivables.

30 June 2024	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	In thousand euro
Net book value
Assets
Cash in hand, balances with central banks				1 161 934	1 161 934
Financial instruments at fair value through profit or loss	309 887				309 887
Hedging derivative financial instruments	1 654 553				1 654 553
Financial assets at fair value through equity		3 105 501	1 481		3 106 982
Financial assets at amortised cost
Loans and advances				28 994 611	28 994 611
Debt securities				2 287 971	2 287 971
Total financial assets	1 964 440	3 105 501	1 481	32 444 516	37 515 938
Liabilities
Financial instruments at fair value through profit or loss	208 142				208 142
Hedging derivative financial instruments	1 930 659				1 930 659
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				60 125	60 125
Debt securities in issue				31 391 917	31 391 917
Social Dividend Account				50 278	50 278
Total financial liabilities	2 138 801			31 502 320	33 641 121

31 December 2023	At fair value through profit or loss	At fair value through recyclable equity	At fair value through non- recyclable equity	At amortised cost	Net book value
Assets
Cash in hand, balances with central banks				1 034 117	1 034 117
Financial instruments at fair value through profit or loss	227 801				227 801
Hedging derivative financial instruments	1 832 305				1 832 305
Financial assets at fair value through equity		2 907 051	1 479		2 908 530
Financial assets at amortised cost
Loans and advances				25 954 585	25 954 585
Debt securities				1 796 929	1 796 929
Total financial assets	2 060 106	2 907 051	1 479	28 785 631	33 754 267
Liabilities
Financial instruments at fair value through profit or loss	349 156				349 156
Hedging derivative financial instruments	1 762 881				1 762 881
Financial liabilities at amortised cost
Amounts owed to credit institutions and to customers				45 690	45 690
Debt securities in issue				27 893 606	27 893 606
Social Dividend Account				35 747	35 747
Total financial liabilities	2 112 037			27 975 043	30 087 080

CEB – Condensed Interim Financial Statements as at 30 June 2024	12

NOTE D - Financial assets at fair value through equity and at amortised cost

Financial assets at fair value through equity

Financial assets at fair value through equity consist mainly of debt securities.

In thousand euro

	30/06/2024	31/12/2023
Financial assets at fair value through equity
Gross book value	3 224 980	3 001 489
Unrealised gains or losses	(116 823)	(92 004)
Impairment	(1 175)	(955)
Total	3 106 982	2 908 530

Financial assets at amortised cost

In thousand euro

	30/06/2024	30/06/2023

Loans to credit institutions
Gross book value	7 318 559	6 923 558
Impairment	(4 098)	(3 822)
Net book value	7 314 461	6 919 736
Loans to customers
Gross book value	14 818 477	14 703 894
Impairment	(8 292)	(9 854)
Net book value	14 810 185	14 694 040
Value adjustment to loans hedged by derivative instruments	(1 147 108)	(1 036 762)

Total loans	20 977 538	20 577 014
Advances
Advances repayable on demand - gross book value	7 748	6 174
Impairment	(6)	(5)
Net book value	7 742	6 169
Advances with agreed maturity dates or periods of notice - gross book value	8 010 731	5 372 264
Impairment	(1 869)	(685)
Net book value	8 008 862	5 371 579
Value adjustment to advances hedged by derivative instruments	469	(177)

Total advances	8 017 073	5 377 571
Debt securities
Gross book value	2 288 482	1 797 332
Impairment	(511)	(403)
Net book value	2 287 971	1 796 929
Total debt securities	2 287 971	1 796 929

CEB – Condensed Interim Financial Statements as at 30 June 2024	13

The breakdown of nominal loans outstanding by borrowers’ country location is presented in the table below.

			In thousand euro
Breakdow n by borrowers' country location	30/06/2024%		31/12/2023%

Spain	2 546 720	11.56	2 606 386	12.11
Poland	2 068 644	9.39	2 143 988	9.96
France	1 739 621	7.90	1 748 593	8.12
Italy (1)	1 683 570	7.64	1 285 025	5.97
Türkiye	1 473 075	6.69	1 401 244	6.51
Germany (2)	1 448 930	6.58	1 316 299	6.11
Slovak Republic	1 148 260	5.21	1 161 327	5.39
Netherlands	1 089 309	4.94	983 781	4.57
Belgium	1 002 842	4.55	1 038 687	4.82
Lithuania	869 946	3.95	894 231	4.15
Serbia	769 743	3.49	677 586	3.15
Hungary	697 889	3.17	723 488	3.36
Czech Republic	663 096	3.01	691 571	3.21
Croatia	644 703	2.93	624 993	2.90
Finland	625 525	2.84	595 260	2.76
Sweden	546 829	2.48	563 707	2.62
Romania	515 610	2.34	526 629	2.45
Ireland	456 631	2.07	462 915	2.15
Cyprus	316 425	1.44	299 051	1.39
Portugal	264 410	1.20	277 903	1.29
Greece	218 500	0.99	218 833	1.02
Estonia	200 000	0.91	200 000	0.93
Slovenia	192 608	0.87	199 134	0.92
Bulgaria	178 243	0.81	180 215	0.84
Albania	115 572	0.52	127 512	0.59
Bosnia and Herzegovina	100 088	0.45	101 324	0.47
North Macedonia	89 481	0.41	94 741	0.44
Montenegro	87 023	0.40	93 794	0.44
Moldova (Republic of)	68 547	0.31	73 191	0.34
Iceland	57 389	0.26	61 744	0.29
Kosovo	45 442	0.21	45 824	0.21
Georgia	34 417	0.16	37 333	0.17
Malta	29 000	0.13	29 000	0.13
Latvia	17 168	0.08	20 804	0.10
Andorra	14 010	0.06	14 220	0.07
San Marino	8 000	0.04	8 200	0.04
Luxembourg (3)	2 600	0.01	1 100	0.01
Total	22 029 868	100.00	21 529 634	100.00

(1) of which €11.1 million outstanding in favour of Target Group countries as at 30 June 2024 (31 December 2023: €11.8 million)

(2) of which €0.5 million outstanding in favour of Target Group countries as at 30 June 2024 (31 December 2023: €1.0 million)

(3) of which €1.1 million outstanding in favour of Target Group countries as at 30 June 2024 (31 December 2023: €1.1 million)

CEB – Condensed Interim Financial Statements as at 30 June 2024	14

NOTE E - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euro
	30/06/2024	31/12/2023
Amounts owed to credit institutions and to customers
Interest-bearing accounts	60 106	45 690
Interest payable	19
Total	60 125	45 690
Debt securities in issue at amortised cost
Bonds	31 322 941	28 864 635
Euro Commercial Paper	1 426 928
Interest payable	217 325	289 306
Value adjustment to debt securities in issue hedged by derivative instruments	(1 575 277)	(1 260 335)
Total	31 391 917	27 893 606

CEB – Condensed Interim Financial Statements as at 30 June 2024	15

NOTE F - Capital

The capital breakdown by member states at 30 June 2024 is presented below.

				In thousand euro
Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
France	1 626 363	1 324 036	302 327	17.809%
Germany	1 626 363	1 324 036	302 327	17.809%
Italy	1 626 363	1 324 036	302 327	17.809%
Spain	1 060 700	863 525	197 175	11.615%
Türkiye	388 299	345 197	43 102	4.252%
Netherlands	353 082	287 446	65 636	3.866%
Belgium	291 826	237 581	54 245	3.196%
Greece	291 826	237 581	54 245	3.196%
Poland	227 784	185 441	42 343	2.494%
Portugal	139 172	123 724	15 448	1.524%
Sweden	139 172	123 724	15 448	1.524%
Norway	123 937	100 898	23 039	1.357%
Bulgaria	110 924	90 304	20 620	1.215%
Romania	106 404	86 625	19 779	1.165%
Ukraine	101 902	90 591	11 311	1.116%
Denmark	89 667	79 712	9 955	0.982%
Ireland	85 796	69 848	15 948	0.939%
Hungary	79 541	64 755	14 786	0.871%
Czech Republic	76 432	62 224	14 208	0.837%
Finland	69 786	62 039	7 747	0.764%
Luxembourg	61 686	50 219	11 467	0.675%
Switzerland	53 824	43 229	10 595	0.589%
Serbia	45 892	37 362	8 530	0.503%
Croatia	37 963	30 906	7 057	0.416%
Cyprus	35 309	28 746	6 563	0.387%
Slovak Republic	33 670	27 411	6 259	0.369%
Albania	23 771	19 352	4 419	0.260%
Latvia	22 746	18 519	4 227	0.249%
North Macedonia	22 595	18 395	4 200	0.247%
Estonia	22 595	18 395	4 200	0.247%
Lithuania	22 356	18 201	4 155	0.245%
Slovenia	21 835	17 776	4 059	0.239%
Iceland	18 015	14 666	3 349	0.197%
Malta	18 015	14 666	3 349	0.197%
Georgia	17 539	14 279	3 260	0.192%
Montenegro	11 693	9 519	2 174	0.128%
Kosovo	11 648	9 483	2 165	0.128%
Bosnia and Herzegovina	9 689	8 614	1 075	0.106%
Andorra	8 747	7 121	1 626	0.096%
San Marino	8 644	6 916	1 728	0.095%
Moldova (Republic of)	5 488	4 878	610	0.060%
Liechtenstein	2 921	2 374	547	0.032%
Holy See	243	183	60	0.003%
Total at 30 June 2024	9 132 223	7 504 531	1 627 692	100.000%
Total at 31 December 2023	5 579 046	4 954 771	624 275	100.000%

On 2 December 2022, pursuant to Resolution 463 (2022), the Governing Board approved an increase of the Bank’s subscribed capital by a maximum of €4.25 billion, of which the member states will pay in a maximum of €1.20 billion. The capital increase became effective on 29 February 2024 when 69.47% of the participating certificates offered were subscribed (a minimum of 67% was required by the Resolution). As at 30 June 2024, 83.6% (€3.6 billion) have been subscribed. The subscription period runs until 31 December 2024.

CEB – Condensed Interim Financial Statements as at 30 June 2024	16

NOTE G - Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

The interest margin for the first half of 2024 (unaudited) and the first half of 2023 (unaudited) is presented in the table below:

In thousand euro
	2024	2023
Financial assets at fair value through equity(*)	41 462	33 517
Hedging derivatives	26 673	16 730

Sub-total	68 135	50 247
Loans and advances at amortised cost (*)
- Credit institutions and central banks	285 934	215 738
- Customers	159 367	119 096
Hedging derivatives	193 332	98 671

Sub-total	638 633	433 505
Debt securities at amortised cost	31 408	24 914

Interest and similar income	738 176	508 666
Amounts owed to credit institutions and to customers	(10 242)	(10 358)
Debt securities in issue at amortised cost	(306 460)	(233 935)
Hedging derivatives	(321 812)	(176 518)

Sub-total	(628 272)	(410 453)
Other interest expenses and similar charges	(5 558)	(5 225)

Interest expenses and similar charges	(644 072)	(426 036)

Interest margin	94 104	82 630

(*) of which negative interest impact:		In thousand euro
- Financial assets at fair value through equity	(174)	(469)
- Advances at amortised cost	324	4 716
	150	4 247

Interest received and interest paid are grouped by product.

The net amounts received are classified under the item "Interest and similar income" and the net amounts paid are classified under the item "Interest expenses and similar charges", regardless of the classification of the product as an asset or a liability.

These net amounts by product also include the negative interest of the product concerned.

Interest income and expenses of fair value hedging derivatives are presented together with the income and expenses from hedged items.

CEB – Condensed Interim Financial Statements as at 30 June 2024	17